Exhibit 99.1

PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	December 14, 2006
No. 1066

Coherent, Inc. Reports Delay in Filing 10-K for Fiscal Year 2006

Coherent, Inc. (Santa Clara, CA) (Nasdaq: COHR) today announced that it will be delayed in filing its annual report on Form 10-K with the Securities and Exchange Commission (SEC) due to the ongoing voluntary internal review being conducted by a special committee of its board of directors into historical stock option practices and related accounting.  Coherent anticipates that it will not be able to file its Form 10-K prior to the end of the 15-day extension provided by SEC rules.  If it is unable to do so, Coherent expects to receive a staff determination notice from The Nasdaq Stock Market for failure to comply with Nasdaq’s continued listing standards.  If received, Coherent will request a hearing before the Nasdaq Listing Qualifications Panel to review the staff’s determination.  At this time, Coherent has not determined if it needs to record any non-cash adjustments related to prior stock option grants or to restate any of its previously filed financial statements.  Coherent is committed to resolving these issues as expeditiously as possible and filing its Form 10-K as soon as practicable following completion of the independent review.

Following its announced voluntary review, Coherent also received an informal inquiry from the San Francisco office of the SEC relating to Coherent’s past granting of stock options.  Coherent intends to cooperate with the inquiry.

This press release contains forward-looking statements including statements relating to the filing of Coherent’s annual report on Form 10-K, the receipt of a staff determination notice from the staff of the Nasdaq Stock Market, its appeal of any such determination and its intention to cooperate with the informal inquiry from the SEC.  Because Coherent currently cannot estimate when it will be in a position to file its Form 10-K, it cannot assure you that it will be able to successfully appeal any determination made by Nasdaq, or maintain the listing of its common stock on The Nasdaq Stock Market.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.